Exhibit 15.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-13270, 333-113552, 333-132221 and 333-149553) of Magic Software Enterprises Ltd., of our report dated January 28, 2011 with respect to the financial statements of Magic (Onyx) Magyarország Szoftverház Kft. as of December 31, 2010, which report appears in the Annual Report on Form 20-F of Magic Software Enterprises Ltd. for the year ended December 31, 2011.

/s/ Mária Négyessy
Mária Négyessy
Registered Auditors

Budapest

March 26, 2012